Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of February 25, 2025, by and between Spansion LLC, a Delaware limited liability company (“Seller”), and SkyWater Technology, Inc., a Delaware corporation (“Buyer”), is being entered into by the undersigned effective June 30, 2025. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, Section 10.5 of the Purchase Agreement permits the amendment of the Purchase Agreement pursuant to a written instrument executed by Buyer and Seller; and

WHEREAS, Buyer and Seller desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth and set forth in the Purchase Agreement, and intending to be legally bound, each of Buyer and Seller hereby agree as follows:

1.	Amendments.

a.	Amendment to Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended as follows:

i.	The definition of “FSA Amount” is hereby deleted in its entirety.

ii.	The definition of “Closing Purchase Price” is hereby deleted in its entirety and replaced with the following:

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Working Capital Overage (if any), minus (c) the Estimated Working Capital Underage (if any), plus (d) the Upward Proration Amount as set forth in the Initial Proration Schedule.

iii.	The definition of “Final Purchase Price” is hereby deleted in its entirety and replaced with the following:

“Final Purchase Price” means (a) the Base Purchase Price, plus (b) the Final Working Capital Overage (if any), minus (c) the Final Working Capital Underage (if any), plus (d) the Upward Proration Amount as set forth in the Final Proration Schedule, and with respect to clauses (b), (c) and (d), as finally determined pursuant to Section 2.4

b.

Amendment to Section 2.2. Section 2.2 of the Purchase Agreement is hereby amended by deleting “$80,000,000 (Eighty Million U.S. Dollars)” and replacing it with “$73,000,000 (Seventy-Three Million U.S. Dollars)”.

c.

Amendment to Section 2.3(a). Section 2.3(a) of the Purchase Agreement is hereby amended by deleting the phrase “12:01 a.m., Eastern Time” in the final sentence and replacing it with “11:59 p.m., Pacific Daylight Time”.

d.	Amendment to Section 2.3(c). Section 2.3(c) of the Purchase Agreement is hereby deleted in its entirety.

e.	Amendment to Schedule 3.15(a). Schedule 3.15(a) to the Purchase Agreement is hereby amended to remove each of the employees listed on Exhibit A hereto from the list of Business Employees.

f.	Addition of Section 6.3. New Section 6.3(l) shall be added to the end of Section 6.3 of the Purchase Agreement as follows:

(l) During the period beginning on the Closing Date and continuing until nine (9) months after the Closing Date (the “Retention Period”), Seller shall make available to Buyer or its Affiliates (including the Company) through the Transition Services Agreement the services of each employee identified in Schedule 6.3(l) hereto (the “IT Employees”) so long as such IT Employee remains employed by Seller or its Affiliates. Upon completion of the Retention Period, Buyer shall cause the Company or one of its Affiliates to extend an offer of employment to ten (10) of the IT Employees and, in Buyer’s sole discretion, the Company or one of its Affiliates may extend offers of employment to any or all of the remaining six (6) IT Employees, in each case on terms that provide for (i) the same or substantially similar job title and work location as provided to such IT Employee immediately before the Closing, (ii) annual base salary or wage rate and target cash-based bonus opportunity in an amount that is no less than as provided to such IT Employee immediately before the Closing (which salary, rate and opportunity shall apply, and shall be provided by Buyer or its applicable Affiliate to such individual, until the first anniversary of the Closing Date) and (iii) employee benefits that are substantially commensurate with similarly-situated employees of Buyer or its applicable Affiliates (which benefits shall be provided by Buyer or its applicable Affiliate from the IT Employee employment start date until the end of calendar year 2026). Assuming such IT Employee accepts the offer of employment from Buyer (or its Affiliates) and commences employment accordingly, such IT Employee will become a Transferred Employee (except for purposes of Section 6.3(b), which is superseded by the immediately prior sentence of this Section 6.3(l) and shall not apply to any IT Employee) and, for purposes of Sections 6.3(c), (f) and (h), shall be deemed a Business Employee. For purposes of applying the provisions of Sections 6.3(c), (e), (f), (g) and (h) to any IT Employee who accepts such offer of employment, all references in Sections 6.3(c), (e), (f), (g), and (h) to the Closing Date or Closing shall instead be deemed to refer to the IT Employee’s first day of employment with the Company or one of Buyer’s Affiliates

g.	Addition of Schedule 6.3(l). Exhibit B attached hereto is hereby added as Schedule 6.3(l) to the Purchase Agreement.

h.	Deletion of Section 6.15. Section 6.15 of the Purchase Agreement is hereby deleted in its entirety.

i.	Deletion of Section 7.3(e). Section 7.3(e) of the Purchase Agreement is hereby deleted in its entirety.

j.

Deletion of Exhibit C-1. Section 6.14(c) of the Purchase Agreement is hereby amended to replace the phrase “term sheets set forth as Exhibit C-1 and Exhibit C-2” with the phrase “term sheet set forth as Exhibit C-2 hereto”. The definition of “Leaseback Agreement” in the Purchase Agreement is hereby amended to replace the phrase “term sheets attached hereto as Exhibit C-1 and Exhibit C-2” with the phrase “term sheet attached hereto as Exhibit C-2”. Exhibit C-1 of the Purchase Agreement is hereby removed in its entirety from the Purchase Agreement, and all references in the Purchase Agreement to “Exhibit C-1” are deemed stricken and of no further force or effect.

k.	Amendment to Schedule 1.1(b). Schedule 1.1(b) of the Purchase Agreement is hereby amended by deleting such schedule in its entirety and replacing it with the schedule attached hereto as Exhibit C.

l.	Amendment to Schedule 1.1(d). Schedule 1.1(d) of the Purchase Agreement is hereby amended by deleting such schedule in its entirety and replacing it with the schedule attached hereto as Exhibit D.

m.	Amendment to Exhibit H. Exhibit H of the Purchase Agreement is hereby amended by deleting such exhibit in its entirety and replacing it with the exhibit attached hereto as Exhibit E.

2.	Force and Effect; Amendment. Except as expressly amended hereby, each term and provision of the Purchase Agreement will and does remain in full force and effect.

3.

References to the Agreement. After giving effect to this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment.

4.	Miscellaneous. Sections 10.1, 10.3 through 10.13 and 10.16 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered on the date first above written.

SPANSION LLC

By:	/s/ Alexander Gorski
Name: Alexander Gorski
Title: President

By:	/s/ Connie Hovannisian
Name: Connie Hovannisian
Title: Chief Financial Officer

[Signature Page to Amendment]

SKYWATER TECHNOLOGY, INC.

By:	/s/ Thomas J. Sonderman
Name: Thomas J. Sonderman
Title: Chief Executive Officer

[Signature Page to Amendment]

List of Omitted Exhibits*

Exhibit A – Deleted Business Employees

Exhibit B – Schedule 6.3(L) – IT Employees

Exhibit C – Schedule 1.1(b) - Assigned Contracts

Exhibit D – Schedule 1.1(d) - Excluded Furniture and Equipment

Exhibit E – Notice of Transfer of Employment

* Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K.